UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2010

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Unless stated otherwise or the context indicates otherwise, references in this Current Report on Form 8-K to “Odyssey,” “our company,” “we,” “us,” and “our” refer to Odyssey Marine Exploration, Inc.

Purchase Agreements

On October 6, 2010, Odyssey Marine Exploration, Inc. (“Odyssey”) and certain investors entered into separate purchase agreements pursuant to which Odyssey agreed to sell an aggregate of 24 shares of Odyssey’s Series G 8% Convertible Preferred Stock, par value $0.0001 per share, and warrants to purchase up to 1,800,000 shares of Odyssey’s common stock to such investors. The Series G preferred stock and warrants were offered as units, with each unit consisting of one share of Preferred Stock and a Warrant to purchase 75,000 shares of common stock. The purchase price for each unit is $250,000.

Odyssey expects the transactions contemplated by the purchase agreements to be consummated on October 12, 2010, subject to the satisfaction or waiver of customary closing conditions. Odyssey expects 20 of the units to be issued for cash, and four of the units will be issued upon tender of an aggregate of $1.0 million of principal amount of the promissory notes that Odyssey issued in August 2010 by the holders thereof. Accordingly, the net cash proceeds to Odyssey are expected to be approximately $5.0 million. We expect to use the net proceeds of the transaction for general corporate purposes.

Series G Preferred Stock

Dividends. The holders of the Series G preferred stock will generally be entitled to receive cash dividends at a rate of $20,000.00 per share per year, payable semi-annually on April 1 and October 1 of each year, commencing April 1, 2011. The dividends will be cumulative and shall accrue, whether or not earned or declared, from and after the date of issue.

Liquidation Preference. In the event of any liquidation, dissolution, or winding up of Odyssey’s affairs, each holder of the Series G preferred stock then outstanding will be entitled to receive, before any payment or distribution will be made on Odyssey’s common stock or any capital stock of Odyssey ranking junior to the Series G preferred stock as to the payment of dividends or the distribution of assets, an amount per share of Series G preferred stock equal to the sum of (a) $250,000 plus (b) any accrued but unpaid dividends.

Voting Rights. The holders of Series G preferred stock will be entitled to one vote for each share of common stock into which the Series G preferred stock is convertible and will be entitled to notice of meetings of stockholders. The holders of Series G preferred stock will also be entitled to vote as a separate class with respect to certain matters. However, no holder may exercise its voting rights if doing so would result in the holder beneficially owning in excess of 9.9% of the outstanding common stock, unless waived by the holder.

Conversion Rights. At any time on or after April 15, 2011, any holder of shares of Series G preferred stock may convert any or all of the shares into shares of common stock. Each share of Series G preferred stock will be convertible into the number of shares determined by dividing $250,000 by $1.785714, which we refer to as the conversion price. The number of shares of common stock issuable upon conversion of the Series G preferred stock is subject to adjustment in certain events.

Adjustments to Conversion Rights. If Odyssey pays a dividend or makes a distribution on its common stock in shares of common stock, subdivides its outstanding common stock into a greater number of shares, or combines its outstanding common stock into a smaller number of shares, or if there is a reorganization, or a merger or consolidation of Odyssey with or into any other entity which results in a conversion, exchange, or cancellation of the common stock, or a sale of all or substantially all of Odyssey’s assets, then the conversion rights described above will be adjusted appropriately so that each holder of Series G preferred stock will receive the securities or other consideration the holder would have received if the holder’s Series G preferred stock had been converted before the happening of the event. The conversion price in effect from time to time is also subject to downward adjustment if we issue or sell shares of common stock for a purchase price less than the conversion price or if we issue or sell shares convertible into or exercisable for shares of common stock with a conversion price or exercise price less than the conversion price for the Series G preferred stock.

Limitations Upon Conversion Rights. No holder may convert shares of Series G preferred stock if such conversion would result in the holder beneficially owning in excess of 9.9% of the outstanding common stock, unless waived by the holder. In addition, we will not issue any shares of common stock upon conversion of shares of Series G preferred stock if the issuance of such shares of common stock would exceed the aggregate number of shares of common stock that we may issue upon conversion of all outstanding shares of Series G preferred stock and the outstanding warrants offered hereby without breaching our obligations under the listing rules of the NASDAQ Stock Market relating to stockholder approval of certain issuances of securities.

Redemption. Odyssey will have the option to redeem the Series G preferred stock, in whole or in part, at any time after December 15, 2010. Each holder will have the option to require Odyssey to redeem the Series G preferred stock, in whole or in part, at any time after December 15, 2011. In either case, the redemption price to be paid by Odyssey for each share of Series G preferred stock will be $250,000 per share, which we refer to as the liquidation preference, plus accrued dividends. Beginning on April 1, 2011, and on the first day of each following month, the portion of redemption price associated with the liquidation preference will increase by one percent. There is no sinking fund requirement for redemption of the Series G preferred stock.

Warrants

Exercisability. The warrants will be exercisable at any time on or before the close of our business on the third anniversary of the date of issuance. The warrants will be exercisable, at the option of each holder, upon the surrender of the warrants to us and the payment in cash, or in the case of a net exercise described below, by delivery of shares of common stock by the holder equal in value to the exercise price of the shares being acquired upon exercise of the warrants.

Cashless Exercise. The warrants may be exercised by means of a “cashless exercise” in which the holder will be entitled to surrender a portion of the shares of common stock subject to the warrant in lieu of cash for the exercise price.

Exercise Price. The exercise price per share of common stock purchasable upon exercise of the warrants is $2.50 per share of common stock being purchased.

Adjustments to Exercise Price. The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, or similar events affecting our common stock. The exercise price in effect from time to time is also subject to downward adjustment if we issue or sell shares of common stock for a purchase price less than the exercise price or if we issue or sell shares convertible into or exercisable for shares of common stock with a conversion price or exercise price less than the exercise price for the warrants.

Limitations Upon Exercise. No holder may exercise a warrant to the extent such exercise would result in the holder beneficially owning in excess of 9.9% of the outstanding common stock, unless waived by the holder. In addition, we will not issue any shares of common stock upon exercise of a warrant if the issuance of such shares of common stock would exceed the aggregate number of shares of common stock that we may issue upon conversion of all outstanding shares of Series G preferred stock and the outstanding warrants offered hereby without breaching our obligations under the listing rules of the NASDAQ Stock Market relating to stockholder approval of certain issuances of securities.

Transferability. The warrants may be transferred at the option of the warrant holder, so long as the amount of warrants transferred is equal to at least 10,000 shares of common stock (on an as-exercised basis), upon surrender of the warrants to Odyssey with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon the making of such transfer.

Effect of Certain Events. If we reorganize our capital, reclassify our capital stock, consolidate or merge with or into another entity (where we are not the surviving entity or where there is a change in or distribution with respect to our common stock), or sell, transfer or otherwise dispose of all or substantially all of our property, assets or business to another entity and, pursuant to the terms of such transaction our common stock is converted into or exchanged for other securities or property, the holder of any warrants will thereafter receive upon exercise of the warrants, the securities or property to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such transaction.

The foregoing summaries of the terms of the purchase agreements, the Series G preferred stock and the warrants are not complete, and they are subject to, and qualified in their entirety by, the form of the purchase agreements, the Certificate of Designation of the Series G preferred stock, and the form of the warrants that we will filed with the Securities and Exchange Commission.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 7, 2010, Odyssey filed a Certificate of Designation with the Nevada Secretary of State relating to the Series G preferred stock. The Certificate of Designation sets forth the voting powers, designations, preferences, limitations and relative rights of the Series G preferred stock. The description of the Series G preferred stock set forth above under Item 1.01 is incorporated by reference into this Item 5.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: October 8, 2010	By:	/s/ Michael J. Holmes
Michael J. Holmes
Chief Financial Officer